Exhibit 10.14

CACI INTERNATIONAL INC

CACI, INC. – FEDERAL

APPLIED TECHNOLOGY SOLUTIONS OF NORTHERN VA, INC.

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

Article 1 Definitions			2
1.1	Certain Matters of Construction		2
1.2	Cross References		2
1.3	Certain Definitions		3

Article 2 The Purchase and Sale of Shares			7
2.1	Purchase of the Shares from the Stockholders		7
2.2	Purchase Price.		7
	2.2.1	The Aggregate Purchase Price	7
	2.2.2	The Purchase Price Paid at the Closing	7
	2.2.3	The Escrowed Portion of the Purchase Price	8
2.3	Additional Actions		8
2.4	Stockholders’ Representative		8
2.5	Adjustment to Purchase Price.		9
	2.5.1	Preparation of Closing Balance Sheet	9
	2.5.2	Review of Closing Balance Sheet	10
	2.5.3	Disputes	10
	2.5.4	Final Closing Balance Sheet	10
	2.5.5	Adjustments to the Purchase Price	11

Article 3 Representations and Warranties of ATS and the Stockholders			11
3.1	Corporate Status of ATS		11
3.2	Capital Stock.		11
	3.2.1	Authorized Stock of ATS	11
	3.2.2	Options and Convertible Securities of ATS	11
3.3	Subsidiaries		12
3.4	Authority for Agreement; Noncontravention.		12
	3.4.1	Authority	12
	3.4.2	No Conflict	12
3.5	Financial Statements		12
3.6	Absence of Material Adverse Changes		13
3.7	Absence of Undisclosed Liabilities		13
3.8	Compliance with Applicable Law, Charter and By-Laws		13
3.9	Litigation and Audits		13
3.10	Tax Matters.		14
	3.10.1	Filing of Returns	14
	3.10.2	Payment of Taxes	14
	3.10.3	Assessments or Disputes	14
	3.10.4	Waiver of Statute of Limitations	14

	3.10.5	Tax Basis	14
	3.10.6	Unpaid Taxes	15
	3.10.7	Unclaimed Property	15
	3.10.8	No Changes in Accounting, Closing Agreement, Installment Sale	15
	3.10.9	S Corporation	15
3.11	Employee Benefit Plans		15
	3.11.1	List of Plans	15
	3.11.2	ERISA	16
	3.11.3	Plan Determinations	16
	3.11.4	Funding	17
	3.11.5	Certain Other Matters	17
	3.11.6	Welfare Plans	17
3.12	Employment-Related Matters		18
	3.12.1	Labor Relations	18
	3.12.2	Employee List	18
3.13	Environmental		18
	3.13.1	Environmental Laws	18
	3.13.2	Environmental Claims	19
	3.13.3	No Basis for Claims	19
	3.13.4	Disclosure of Information	19
	3.13.5	Liens	19
3.14	No Broker’s or Finder’s Fees		19
3.15	Assets Other Than Real Property		19
	3.15.1	Title	19
	3.15.2	Accounts Receivable	20
	3.15.3	Condition	20
3.16	Real Property		20
	3.16.1	ATS Real Property	20
	3.16.2	ATS Leases	20
	3.16.3	Condition	20
3.17	Agreements, Contracts and Commitments		21
	3.17.1	ATS Agreements	21
	3.17.2	Validity	22
	3.17.3	Third-Party Consents	22
3.18	Intellectual Property		23
	3.18.1	Right to Intellectual Property	23
	3.18.2	No Conflict	23
	3.18.3	Employee Agreements	24
3.19	Insurance Contracts		24
3.20	Banking Relationships		24
3.21	No Contingent Liabilities		24
3.22	Absence of Certain Relationships		25
3.23	Foreign Corrupt Practices		25

Article 4 Representations and Warranties of Parent and Federal			25
4.1	Corporate Status of Parent and Federal		25
4.2	Authority for Agreement; Noncontravention		25

	4.2.1	Authority of Parent	25
	4.2.2	No Conflict	26
4.3	SEC Statements, Reports and Documents		26
4.4	Absence of Material Adverse Changes		26

Article 5 Conduct Prior to the Closing Date			26
5.1	Conduct of Business of ATS		26
5.2	Conduct of Business of Parent		29

Article 6 Additional Agreements			29
6.1	Exclusivity and Failure to Complete Transaction		29
	6.1.1	Exclusivity	29
	6.1.2	ATS’s Failure to Complete Transaction	29
	6.1.3	Parent’s and Federal’s Failure to Complete Transaction	29
6.2	Expenses		30
	6.2.1	General	30
	6.2.2	Broker Fees	30
	6.2.3	Attorney Fees	30
	6.2.4	Accountant Fees	30
	6.2.5	Uncovered Expenses	30
6.3	Indemnification		30
	6.3.1	Claims for Indemnification	31
	6.3.2	Defense by Indemnifying Party	31
	6.3.3	Limitation on Liability for Indemnity.	32
	6.3.4	Claims Period	32
6.4	Access and Information		32
6.5	Public Disclosure		33
6.6	Further Assurances		33
	6.6.1	Generally	33
	6.6.2	Novation of Contracts	33
6.7	Certain Tax Matters		33
	6.7.1	338(h)(10) Election	33
	6.7.2	Allocation of Purchase Price	34
	6.7.3	S Corporation Status	34
	6.7.4	Tax Periods Ending on or before the Closing Date	34
	6.7.5	Cooperation on Tax Matters.	34
	6.7.6	Tax Sharing Agreements	35
	6.7.7	Certain Taxes	35
6.8	Notification		35
	6.8.1	By ATS	35
	6.8.2	By Parent and Federal	35
6.9	Exercise of Alligood and Walp Options		36
	6.9.1	Alligood Option	36
	6.9.2	Walp Option	36

Article 7 Conditions Precedent			36
7.1	Conditions Precedent to the Obligations of Each Party		36

	7.1.1	No Illegality	36
	7.1.2	Government Consents	36
	7.1.3	No Injunction	36
	7.1.4	Escrow Agreement	37
	7.1.5	Paying Agent Agreement	37
7.2	Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction		37
	7.2.1	Representations and Warranties	37
	7.2.2	Agreements and Covenants	37
	7.2.3	Legal Opinion	37
	7.2.4	Closing Documents	37
	7.2.5	Third Party Consents	38
	7.2.6	Diligence Review	38
	7.2.7	Consulting, Non-Compete, Non-Solicitation, and Non-Disturbance Agreement	38
	7.2.8	Employment Agreements	38
	7.2.9	Updated Employee List	38
	7.2.10	Material Adverse Effect	38
	7.2.11	No Outstanding Options, Warrants, etc.	39
	7.2.12	Broker Agreement	39
7.3	Conditions to Obligations of ATS and the Stockholders to Consummate the Transaction		39
	7.3.1	Representations and Warranties	39
	7.3.2	Agreements and Covenants	39
	7.3.3	Legal Opinion	39
	7.3.4	Closing Documents	39
	7.3.5	Material Adverse Effect	40
	7.3.6	Payment of Purchase Price	40
	7.3.7	Termination of 401(k) Plan	40

Article 8 Survival of Representations			40
8.1	ATS’s Representations		40
8.2	Parent’s Representations		41

Article 9 Other Provisions			41
9.1	Termination Events		41
9.2	Notices		42
9.3	Entire Agreement		43
9.4	Assignability		43
9.5	Validity		44
9.6	Specific Performance		44
9.7	Governing Law		44
9.8	Counterparts		44

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 20, 2003 (the “Agreement”), by and among CACI International Inc, a Delaware corporation (“Parent”), CACI, INC. – FEDERAL, a Delaware corporation and wholly-owned subsidiary of Parent (“Federal”), Applied Technology Solutions of Northern VA, Inc., a Virginia corporation (“ATS”), Donna K. Alligood, a stockholder and Vice President and Director of Operations of ATS (“Alligood”), Carol Carlson, a stockholder and the President, Treasurer, and Secretary of ATS (“Carlson”) and Robert D. Walp, a stockholder and Contracts and Finance Officer of ATS (“Walp”) (Alligood, Carlson and Walp are sometimes hereinafter referred to individually a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H

WHEREAS, as of the date hereof, Carlson owns 630,000 shares of common stock, $0.01 par value per share, of ATS (“ATS Common Stock”);

WHEREAS, as of the date hereof, Alligood owns 70,000 shares of ATS Common Stock and holds an option to purchase an additional 14,824 shares of ATS Common Stock for an exercise price of $1.10 per share (the “Alligood Option”), which Alligood will exercise immediately prior to the closing of the transactions contemplated by this Agreement;

WHEREAS, as of the date hereof, Walp holds an option to purchase 26,356 shares of ATS Common Stock for an exercise price of $1.10 per share (the “Walp Option”), which Walp will exercise immediately prior to the closing of the transactions contemplated by this Agreement;

WHEREAS, as of the date hereof, Carlson and Alligood own all of the issued and outstanding shares of ATS Common Stock, and as of the date of the closing of the transactions contemplated by this Agreement, the Stockholders will own all of the issued and outstanding shares of ATS Common Stock;

WHEREAS, at the closing of the transactions contemplated by this Agreement, the Stockholders desire to sell all of their shares of ATS Common Stock (the “Shares”) and Federal wishes to purchase all (but not less than all) of the Shares (the “Transaction”); and

WHEREAS, Parent, Federal, the Stockholders and ATS desire to make certain representations and warranties and other agreements in connection with the Transaction;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1

DEFINITIONS

1.1 Certain Matters of Construction. A reference to an article, section, exhibit or schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument, law or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of laws and regulations) by succession of comparable successor laws or regulations and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

1.2 Cross References. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
338(h)(10) Amount	Section 3.10.5
Acquisition Proposals	Section 6.1
Agreement	Preamble
Alligood	Preamble
Alligood Option	Recitals
Alligood Withholdings	Section 6.9.1
ATS	Preamble
ATS Balance Sheet	Section 3.5
ATS Common Stock	Recitals
ATS Demand Notice	Section 6.1
ATS Financial Statements	Section 3.5
ATS Insurance Contracts	Section 3.19
ATS Plans	Section 3.11.1
ATS Proprietary Rights	Section 3.18.1
ATS	Preamble
ATS’s Accountant	Section 2.2.2
ATS’s Counsel	Section 2.2.2
Auditor	Section 2.5.3
Broker	Section 2.2.2
Carlson	Preamble
Closing Balance Sheet	Section 2.5.1
Closing Date	Section 2.1
Closing	Section 2.1

Demand Notice	Section 6.1
Direct Payment	Section 2.2.2
Employee List	Section 3.12.2
Encumbrances	Section 3.15.1
Escrow Agent	Section 2.2.3
Escrow Agreement	Section 2.2.3
Escrow Payment	Section 2.2.3
Escrow	Section 2.2.3
Expenses	Section 6.2.1
Federal	Preamble
Final Closing Balance Sheet	Section 2.5.4
First Payment	Section 2.2.2
GAAP	Section 2.5.1
Governmental Entity	Section 3.4.2
Indemnification Claim	Section 6.3.1
Indemnified Party	Section 6.3.1
Indemnifying Party	Section 6.3.1
Indemnity Deductible	Section 6.3.3
Initial Balance Sheet	Section 2.5.1
Notice of Claim	Section 6.3.1
Objection	Section 2.5.2
Parent Balance Sheet	Section 4.3
Parent Indemnified Parties	Section 6.3
Parent Indemnifying Parties	Section 6.3.1
Parent Indemnity Deductible	Section 6.3.3
Parent Reports	Section 4.3
Parent	Preamble
Permits	Section 3.8
Purchase Price	Section 2.2.1
Section 338(h)(10) Election	Section 6.7.1
Shares	Recitals
Stockholders	Recitals
Stockholder Indemnified Parties	Section 6.3
Stockholder Indemnifying Parties	Section 6.3
Stockholder Indemnity Deductible	Section 6.3.3
Third Party Claim	Section 6.3.2
Transaction	Recitals
Walp	Preamble
Walp Option	Recitals
Walp Withholdings	Section 6.9.2
Welfare Plan	Section 3.11.6

1.3 Certain Definitions. As used herein, the following terms shall have the following meanings:

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

Affiliated Group: any affiliated group within the meaning of Code section 1504(a).

ATS Leases: each lease, sublease, license or other agreement under which ATS uses, occupies or has the right to occupy any real property or interest therein.

ATS Material Adverse Effect: any materially adverse change in or effect on ATS’s financial condition, business, operations, assets, properties, results of operations or prospects.

COBRA: the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

Code: the United States Internal Revenue Code of 1986, as amended from time to time.

Commercial Software: packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer which have been licensed to ATS and which are used in ATS’s business but are in no way a component of or incorporated in or specifically required to develop any of ATS’s products and related trademarks and technology.

Control: (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Environmental Claim: any actual notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Material of Environmental Concern at any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

Environmental Laws: any and all Federal, state, local or foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

Exchange Act: the Securities Exchange Act of 1934, as amended.

Knowledge of ATS: shall mean the actual knowledge of Carlson, Alligood and Walp.

Letter of Intent: the letter dated January 22, 2003 from J.P. London, Chairman of the Board, President and Chief Executive Officer of Parent, to Carlson, President of ATS,

expressing the companies’ intention to effect the stock purchase and related transactions, subject to execution of this Agreement and other matters.

Liability: any liability or obligation, known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or otherwise, and whether due or to become due, including any liability for Taxes.

Losses: the amount of any actual damages, liabilities, obligations, deficiencies, losses (including without limitation any actual diminution in value), expenditures, costs or expenses (including without limitation reasonable attorneys’ fees and disbursements). For purposes of determining the amount of any Loss, the amount of any Loss shall be reduced by any insurance proceeds received or receivable in respect thereof (in each case net of costs of recovery). For purposes of determining the amount of any Loss incurred by reason of any breach of any representation or warranty made by ATS under this Agreement, each such representation or warranty would read as if all qualifications as to materiality and knowledge were deleted therefrom.

Materials of Environmental Concern: petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

Net Worth: ATS’s total assets less total liabilities as of the Closing Date determined in accordance with GAAP.

Parent Material Adverse Effect: any change in or effect on the financial condition, business, operations, assets, properties, results of operations of Parent and Federal considered on a consolidated basis that might reasonably be expected to impair the ability of Parent to provide funds for payment of the entire Purchase Price in accordance with the terms of this Agreement.

Paying Agent Agreement: the paying agent agreement, substantially in the form attached hereto as Exhibit H.

Permitted Encumbrances: (a) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (b) liens incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (c) liens on personal property leased under operating leases, (d) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (e) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (f) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, (g) liens under Article 9 of the

Uniform Commercial Code that are purchase money security interests, (h) those liens disclosed on Exhibit I hereto, and (i) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party. Permitted liens do not in any event include any security interests granted by ATS to Millennium Bank or United Bank.

Person: an individual, a corporation, an association, a partnership, an estate, a trust or any other entity or organization.

SEC: the United States Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

Securities Act: the Securities Act of 1933, as amended.

Security Interest: any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and not incurred in connection with the borrowing of money.

Subsidiary: any corporation, association, or other business entity a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned directly or indirectly by ATS.

Tax: any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Treasury Regulation: a regulation promulgated by the United States Treasury Department under one or more provisions of the Code.

Article 2

THE PURCHASE AND SALE OF SHARES

2.1 Purchase of the Shares from the Stockholders. Subject to and upon the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants, and agreements herein contained, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Stockholders shall sell, transfer, convey or assign and deliver to Federal, and Federal shall purchase, acquire and accept from the Stockholders, the Shares, free and clear of any and all liens, claims, encumbrances or rights of any third party. At the Closing, the Stockholders shall deliver to Federal certificates evidencing the Shares duly endorsed in blank or with stock powers or other appropriate instruments of transfer duly executed, with signatures guaranteed. The Closing shall take place at the offices of Parent in Arlington, Virginia, commencing at 2 p.m. local time on February 28, 2003 or on such other date as the parties may agree after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, but shall be effective as of February 28, 2003 at 11:59pm. (the “Closing Date”).

2.2 Purchase Price.

2.2.1 The Aggregate Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by Federal for the Shares shall be [$12,500,000 (Twelve Million Five Hundred Thousand Dollars), subject to adjustment as provided below in Section 2.5. Notwithstanding the number of Shares owned by the Stockholders at Closing, the Purchase Price shall be allocated among the Stockholders in accordance with the allocations set forth on Schedule 2.2.1 hereto, which schedule also indicates the following share prices negotiated with each of the Shareholders: (1) $15.91 per Share for Carlson, (2) $22.76 per Share for Alligood, and (c) $20.66 per Share for Walp. The Stockholders agree to accept the respective amounts set forth in Schedule 2.2.1 (subject to adjustment as provided below in Section 2.5) in full payment for their Share interests, notwithstanding any provision of any existing agreement among them or between any of them and ATS. All payments of the Purchase Price under this Section 2.2 shall be made in immediately available funds wired to one or more accounts designated by the Stockholders’ Representative, by a certified check or by such other method as may be agreed by the Stockholders’ Representative and Federal.

2.2.2 The Purchase Price Paid at the Closing. The Purchase Price, less the Escrow Payment (the “Direct Payment”), less

(a) the amount of the fees owed by ATS or the Stockholders (or any of them) to The McLean Group, LLC (“Broker”) which will be paid by Federal directly to Broker pursuant to Section 6.2.2,

(b) the amount of the fees owed by ATS or the Stockholders (or any of them) to Squire, Sanders & Dempsey L.L.P. (“ATS’s Counsel”) which will be paid by Federal directly to ATS’s Counsel pursuant to Section 6.2.3

(c) the amount of the fees owed by ATS or the Stockholders (or any of them) to Aronson & Company (“ATS’s Accountant”) which will be paid by Federal directly to ATS’s Accountant pursuant to Section 6.3.4, and

(d) the Alligood Withholdings and the Walp Withholdings, pursuant to Section 6.9,

shall be paid to the Stockholders by Federal on the Closing Date on the basis of the allocations set forth on Schedule 2.2.1 hereto.

2.2.3 The Escrowed Portion of the Purchase Price. For the purpose of securing the Stockholders’ obligations pursuant to Section 6.3, $1,500,000 (One Million Five Hundred Thousand Dollars) of the total Purchase Price (the “Escrow Payment”) shall be delivered to an account (the “Escrow”) to be administered by Riggs Bank NA (the “Escrow Agent”) pursuant to an escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”).

2.3 Additional Actions. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest, perfect or confirm in Federal title to or ownership or possession of the Shares acquired pursuant to this Agreement, the Stockholders, as well as the officers and directors of ATS and Federal, are fully authorized in their name and in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action to so vest, perfect or confirm in Federal title to or ownership of the Shares, so long as such action is consistent with this Agreement.

2.4 Stockholders’ Representative. The Stockholders hereby appoint Carlson as the true and lawful agent and attorney-in-fact (the “Stockholders’ Representative”) of the Stockholders with full power of substitution to act in the name, place and stead of the Stockholders with respect to the surrender of the stock certificates owned by the Stockholders to Federal in accordance with the terms and provisions of this Agreement, and to act on behalf of the Stockholders in any litigation or arbitration involving this Agreement, act as the paying agent on behalf of the Stockholders, do or refrain from doing all such further acts and things, and execute all such documents as the Stockholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

2.4.1 to act for the Stockholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Stockholders and to transact matters of litigation;

2.4.2 to execute and deliver all ancillary agreements, certificates and documents that the Stockholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

2.4.3 to act as the paying agent and to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price, and to do or refrain from doing the actions further described in the Paying Agent Agreement;

2.4.4 to do or refrain from doing any further act or deed on behalf of the Stockholders that the Stockholders’ Representative deems necessary or appropriate in her sole discretion relating to the subject matter of this Agreement and the Paying Agent Agreement as fully and completely as the Stockholders could do if personally present; and

2.4.5 to receive service of process in connection with any claims under this Agreement.

The appointment of the Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Federal and ATS may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative in all matters referred to herein.

If Carlson resigns, dies or is otherwise unable to serve as the Stockholders’ Representative, the successor Stockholders’ Representative shall be designated in writing by the Stockholders who held a majority of the ATS Common Stock immediately prior to the Closing.

If any individual Stockholders should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Stockholders’ Representative pursuant to this Section 2.4 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Stockholders’ Representative or the Surviving Corporation shall have received notice of such death, incapacity, termination or other event.

All notices required to be made or delivered by Parent, Federal or ATS to the Stockholders shall be made to the Stockholders’ Representative for the benefit of the Stockholders and shall discharge in full all notice requirements of Parent, Federal or the Surviving Corporation to the Stockholders with respect thereto. The Stockholders hereby confirm all that the Stockholders’ Representative shall do or cause to be done by virtue of her appointment as the Stockholders’ Representative of the Stockholders.

The Stockholders’ Representative shall act for the Stockholders on all of the matters set forth in this Agreement in the manner the Stockholders’ Representative believes to be in the best interest of the Stockholders and consistent with the obligations under this Agreement, but the Stockholders’ Representative shall not be responsible to the Stockholders for any loss or damages the Stockholders may suffer by the performance by the Stockholders’ Representative of her duties under this Agreement, other than loss or damage arising from willful violation of the law by the Stockholders’ Representative of her duties under this Agreement. The Stockholders’ Representative and her heirs and personal or legal representatives shall be held harmless by the Stockholders from, and indemnified against any loss or damages arising out of or in connection with the performance of her obligations in accordance with the provisions of this Agreement, except for any of the foregoing arising out of the willful violation of the law by the Stockholders’ Representative of her duties hereunder. The foregoing indemnity shall survive the resignation or substitution of the Stockholders’ Representative.

Notwithstanding anything to the contrary herein, the Stockholders’ Representative shall have no liability or obligation to any Parent Indemnified Party otherwise than, and only to the extent of, her individual liability as a Stockholder as set forth in Section 6.3.

2.5 Adjustment to Purchase Price.

2.5.1 Preparation of Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than 60 days thereafter), Federal shall prepare or cause to be prepared and shall deliver to the Stockholders’ Representative a Closing Balance Sheet for ATS as of the opening of business on the Closing Date (the “Closing Balance Sheet”). The Closing

Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”).

2.5.2 Review of Closing Balance Sheet. The Stockholders’ Representative, upon receipt of the Closing Balance Sheet, shall (a) review the Closing Balance Sheet and (b) to the extent she may deem necessary, make reasonable inquiry of ATS, Federal and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet. The Stockholders’ Representative and her employees and advisors shall have full access upon prior written notice and during normal business hours to the books, papers and records of ATS and its accountants (if any are used), relating to the preparation of the Closing Balance Sheet in connection with such inquiry and the preparation of the Objection thereto. The Closing Balance Sheet shall be binding and conclusive upon, and deemed accepted by, the Stockholders’ Representative on behalf of the Stockholders unless the Stockholders’ Representative shall have notified Federal in writing of any objections thereto (the “Objection”) within 30 days after receipt of the Closing Balance Sheet.

2.5.3 Disputes. In the event of the Objection, Federal shall have 20 days to review and respond to the Objection, and Federal and the Stockholders’ Representative shall attempt to resolve the differences underlying the Objection within 20 days following completion of Federal’s review of the Objection. Disputes between Federal and the Stockholders’ Representative which cannot be resolved by them within such 20-day period shall be referred no later than such 20th day for decision to a nationally-recognized independent public accounting firm mutually selected by the Stockholders’ Representative and Federal (which firm shall not be either of (a) the independent public accountants of Federal or (b) the independent public accountants used by ATS prior to the Closing Date) (the “Auditor”) who shall act as arbitrator and determine, based solely on presentations by the Stockholders’ Representative and Federal and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet requires adjustment. The Auditor shall deliver its written determination to Federal and the Stockholders’ Representative no later than the 30th day after the remaining differences underlying the Objection are referred to the Auditor, or such longer period of time as the Auditor determines is necessary. The Auditor’s determination shall be conclusive and binding upon the parties. The fees and disbursements of the Auditor shall be allocated equally between Federal and the Stockholders. Federal and the Stockholders shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Closing Balance Sheet and all other items reasonably requested by the Auditor. In no event may the Auditor’s resolution of any difference be for an amount which is outside the range of Federal’s and the Stockholders’ Representative’s disagreement.

2.5.4 Final Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties upon the earlier of (a) the Stockholders’ Representative’s failure to object thereto within the period permitted under Section 2.5.2, (b) the agreement between Federal and the Stockholders’ Representative with respect thereto and (c) the decision by the Auditor with respect to any disputes under Section 2.5.3. The Closing Balance Sheet, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the “Final Closing Balance Sheet.”

2.5.5 Adjustments to the Purchase Price. As soon as practicable (but not more than five business days) after the date on which the Final Closing Balance Sheet shall have been determined in accordance with this Section 2.4, (a) the Stockholders’ Representative, as paying agent, shall pay to Federal in immediately available funds in United States dollars the amount, if any, by which the Net Worth in the Final Closing Balance Sheet is less than $845,000, which shall constitute an immediate adjustment of the Purchase Price in such amount or (b) Federal shall pay to the Stockholders’ Representative, as paying agent, in immediately available funds in United States Dollars the amount, if any, by which the Net Worth in the Final Closing Balance Sheet is greater than $845,000, which shall constitute an immediate adjustment of the Purchase Price in such amount. Any payment to the Stockholders’ Representative pursuant to this section shall be reduced by an amount equal to 3%, which amount shall be paid by Federal to Broker.

Article 3

REPRESENTATIONS AND WARRANTIES OF ATS AND THE STOCKHOLDERS

ATS and each of the Stockholders jointly and severally represent and warrant to Parent and Federal as follows:

3.1 Corporate Status of ATS. Except as set forth on Schedule 3.1 hereto, ATS is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted. Except as set forth on Schedule 3.1 hereto, ATS is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where failure to be so qualified would not have an ATS Material Adverse Effect. All jurisdictions in which ATS is qualified to do business are set forth on Schedule 3.1 hereto.

3.2 Capital Stock.

3.2.1 Authorized Stock of ATS. The authorized capital stock of ATS consists of 1,000,000 shares of ATS Common Stock, of which 700,000 shares are issued and outstanding. All of the outstanding shares of ATS Common Stock have been duly authorized and validly issued, were not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable. The Stockholders together own of record and beneficially all the outstanding shares of ATS Common Stock.

3.2.2 Options and Convertible Securities of ATS. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating ATS to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. There are no voting trusts or other agreements or understandings to which ATS or any Stockholder is a party with respect to the voting of the shares of ATS Common Stock, and ATS is neither a party to, nor bound by, any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding shares of ATS Common Stock or any other securities of ATS.

3.3 Subsidiaries. ATS has no Subsidiaries. ATS has not acquired, sold, divested or liquidated any corporate entity or line of business.

3.4 Authority for Agreement; Noncontravention.

3.4.1 Authority. ATS has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby to the extent of its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of ATS’s obligations hereunder, have been duly and validly authorized by the board of directors of ATS and no other corporate proceedings on the part of ATS are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, to the extent of ATS’s obligations hereunder. This Agreement and the other agreements contemplated hereby to be signed by ATS have been duly executed and delivered by ATS and constitute valid and binding obligations of ATS, enforceable against ATS in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby is subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.4.2 No Conflict. Except as set forth on Schedule 3.4 hereto, none of the execution, delivery or performance of this Agreement and the agreements referenced herein, nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with or result in a violation of any provision of ATS’s charter documents or by-laws or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which ATS is a party or by which ATS or any of its assets or properties are bound or which is applicable to ATS or any of its assets or properties. Except to the extent that novation is required as further described in Section 6.6.2 below, no authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have an ATS Material Adverse Effect.

3.5 Financial Statements. ATS has previously furnished Parent with a copy of ATS’s balance sheet as of December 31, 2002 and ATS’s statements of operations, cash flows and changes in the stockholders’ equity for the year then ended. Such financial statements were reviewed by ATS’s Accountant. Collectively, the financial statements referred to in the first sentence of this Section 3.5 are sometimes referred to herein as the “ATS Financial Statements” and ATS’s balance sheet as of December 31, 2002 is referred to herein as the “ATS Balance

Sheet.” The balance sheet included in the ATS Financial Statements (including any related notes) fairly presents in all material respects the financial position of ATS as of its date, and the other statements included in ATS Financial Statements (including any related notes) fairly present in all material respects the results of operations, cash flows and the stockholders’ equity, as the case may be, of ATS for the periods therein set forth, in each case in accordance with GAAP consistently applied (all except as otherwise stated therein).

3.6 Absence of Material Adverse Changes. Except as set forth on Schedule 3.6 hereto, since the date of the Letter of Intent, ATS has not suffered any ATS Material Adverse Effect, and there has not occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in an ATS Material Adverse Effect. Since the date of the Letter of Intent, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by ATS of, any of the shares of capital stock of ATS, or any commitment relating to any of the foregoing.

3.7 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7, ATS has no Liabilities that are not fully reflected or provided for on, or disclosed in the notes to, the balance sheets included in the ATS Financial Statements, except (a) Liabilities incurred in the ordinary course of business since the date of the ATS Balance Sheet, none of which individually or in the aggregate has had or could reasonably be expected to have an ATS Material Adverse Effect, (b) Liabilities permitted or contemplated by this Agreement, and (c) Liabilities expressly disclosed on the Schedules delivered hereunder.

3.8 Compliance with Applicable Law, Charter and By-Laws. ATS has all requisite licenses, permits and certificates from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated (collectively, “Permits”), except as set forth on Schedule 3.8 hereto and except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have an ATS Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. All of such Permits are in full force and effect. ATS is in compliance in all material respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Knowledge of ATS, threatened, which may result in revocation, cancellation, suspension, or any materially adverse modification of any of such Permits. To the Knowledge of ATS, the business of ATS is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity. ATS is not in default or violation of any provision of its charter documents or its by-laws.

3.9 Litigation and Audits. Except for any claim, action, suit or proceeding set forth on Schedule 3.9 or Schedule 3.10 hereto, (a) there is no investigation by any Governmental Entity with respect to ATS pending or, to the Knowledge of ATS, threatened, nor has any Governmental Entity indicated to ATS an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of ATS, threatened against or involving ATS or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity, that, if adversely determined, either singly or in the aggregate, would have an ATS Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against ATS.

3.10 Tax Matters.

3.10.1 Filing of Returns. ATS has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by ATS (whether or not shown on any Tax Return) have been paid. Excluding any built-in gains tax, ATS is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where ATS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of ATS that arose in connection with any failure (or alleged failure) to pay any Tax.

3.10.2 Payment of Taxes. ATS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.10.3 Assessments or Disputes. Neither Carlson nor any director or officer (or employee responsible for Tax matters) of ATS expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of ATS either (a) claimed or raised by any authority or (b) as to which Carlson or any of the directors and officers (and employees responsible for Tax matters) of ATS has knowledge based upon personal contact with any agent of such authority. Schedule 3.10 lists all federal, state, local, and foreign income Tax Returns filed with respect to ATS for taxable periods ended on or after April 30, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. ATS has delivered or made available to Federal correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by ATS.

3.10.4 Waiver of Statute of Limitations. ATS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.10.5 Tax Basis. Schedule 3.10.5 sets forth (a) the basis of ATS in its assets, (b) the value of each of ATS’s assets on the day it became an S corporation, (c) ATS’s adjusted tax basis in each such asset on the day it became an S corporation, and (d) the amount of Tax that will be imposed on ATS as a result of the Section 338(h)(10) Election (the “338(h)(10) Amount”).

3.10.6 Unpaid Taxes. ATS’s unpaid taxes (a) did not, as of the date of the ATS Balance Sheet, exceed the amount accrued for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the ATS Balance Sheet (rather than in any notes thereto) and (c) do not exceed that amount accrued as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of ATS in filing its Tax Returns.

3.10.7 Unclaimed Property. ATS has no assets that may constitute unclaimed property under applicable law. ATS has complied in all material respects with all applicable unclaimed property laws. Without limiting the generality of the foregoing, ATS has established and followed procedures to identify any unclaimed property and, to the extent required by applicable law, remit such unclaimed property to the applicable governmental authority. ATS’s records are adequate to permit a governmental agency or authority or other outside auditor to confirm the foregoing representations.

3.10.8 No Changes in Accounting, Closing Agreement, Installment Sale. ATS will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (a) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (b) ”closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (c) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

3.10.9 S Corporation. ATS (and any predecessor of ATS) has been a validly electing S corporation within the meaning of Code sections 1361 and 1362 at all times since May 1, 2001, and ATS will be an S corporation up to and including the Closing Date. Since May 1, 2001, ATS has had only one class of stock within the meaning of section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder, and each outstanding share of ATS Common Stock confers identical rights to distributions and liquidation proceeds, taking into account the corporate charter, articles of incorporation, bylaws, applicable state law, and binding agreements relating to distribution and liquidation proceeds.

3.11 Employee Benefit Plans.

3.11.1 List of Plans. Schedule 3.11 hereto contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any persons employed by ATS or in which any person employed by ATS is eligible to participate and which is currently maintained or that was maintained at any time by ATS or any ERISA Affiliate of ATS (collectively, the “ATS Plans”). ATS has delivered to Parent (a) accurate and complete copies of all ATS Plan documents and all other material documents relating thereto, including (if applicable) all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and summary plan descriptions relating to said ATS Plans, (b) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all ATS Plans for which financial statements or actuarial reports are required or have been prepared, and (c) accurate and complete copies of all annual reports and summary annual reports for all ATS Plans (for which annual reports are required). ATS has also delivered to Parent complete copies of other current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the ATS Plans that are in possession of ATS as of the date hereof. ATS has no “defined benefit plans” as defined in Section 3(35) of ERISA. ATS has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

3.11.2 ERISA. Neither ATS nor any ERISA Affiliate of ATS has incurred any “withdrawal liability” calculated under Section 4211 of ERISA and there has been no event or circumstance which would cause any of them to incur any such liability. No ERISA Title IV plan previously maintained by ATS or any ERISA Affiliate of ATS which was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such ATS Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by ATS or any ERISA Affiliate of ATS. Except as set forth on Schedule 3.11, with respect to all ATS Plans, ATS and ATS’s ERISA Affiliates are in material compliance with all requirements prescribed by all statutes, regulations, orders or rules currently in effect, and have in all material respects performed all obligations required to be performed by them. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all ATS Plans have been timely filed or delivered. Neither ATS nor any ERISA Affiliate of ATS, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the ATS Plans, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code or Section 406 of ERISA which could subject ATS or any Affiliate of ATS, or any director or employee of any ATS Plan or any trust relating to any ATS Plan, or any party dealing with any ATS Plan or trust relating thereto to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code. Except as set forth on Schedule 3.11, neither the ATS Plans nor any of the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived. ATS has not at any time had an ERISA Affiliate.

3.11.3 Plan Determinations. Each ATS Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Parent, and, to the Knowledge of ATS, nothing has occurred since the date of such determination letters which might cause the loss of such qualification or exemption, or result in the imposition of any excise tax or income tax on unrelated business income under the Code or ERISA with respect to any ATS Plan.

3.11.4 Funding. Except as set forth on Schedule 3.11:

(a) all contributions, premiums or other payments due or required to be made to ATS Plans as of the date hereof have been made as of the date hereof or are properly reflected on ATS Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of ATS, threatened, with respect to any ATS Plan, nor is any ATS Plan the subject of any pending (or to the Knowledge of ATS, any threatened) investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation;

(c) no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any ATS Plan; and

(d) with respect to any ATS Plan that is qualified under Section 401(k) of the Code, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which ATS could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) that is reasonably likely to have an ATS Material Adverse Effect under ERISA, the Code or any other applicable law.

3.11.5 Certain Other Matters. Except as reserved for on the Closing Balance Sheet or the Final Closing Balance Sheet, ATS has no liability or potential liability in any form whatsoever, and ATS will not have liability or potential liability in any form whatsoever, with regard to any ATS Plan, as a result of the any failure to perform non-discrimination testing on an ATS Plan or any failure to amend an ATS Plan pursuant to the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.” All employee contributions, including elective deferrals, to ATS’s 401(k) plan(s) have been segregated from ATS’s general assets and deposited into the trust(s) established pursuant to such 401(k) plan(s) in a timely manner in accordance with the “plan asset” regulations of the Department of Labor.

3.11.6 Welfare Plans. With respect to any ATS Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”) and except as set forth on Schedule 3.11, (a) each Welfare Plan for which contributions are claimed by ATS as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (c) any ATS Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of ATS or any ERISA Affiliate of ATS. None of the ATS Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither ATS nor any ERISA Affiliate of ATS has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute. Except with respect to Health Maintenance Organizations, no ATS Plan or employment agreement provides health benefits that are not insured through an insurance contract. Each ATS Plan is amendable and terminable unilaterally by ATS at any time without liability to ATS as a result thereof and no ATS Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits ATS from amending or terminating any such ATS Plan.

3.12 Employment-Related Matters.

3.12.1 Labor Relations. Except to the extent set forth on Schedule 3.13 hereto: (a) ATS is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of employees of ATS; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Knowledge of ATS, threatened against or otherwise affecting ATS, and ATS has not experienced the same; (c) ATS has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has ATS planned or announced any such action or program for the future with respect to which ATS has any material liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from ATS before the date hereof have been paid or accrued as of the date hereof.

3.12.2 Employee List. ATS has heretofore delivered to Parent a list (the “Employee List”) dated as of the date of this Agreement containing the name of each person employed by ATS and each such employee’s position, starting employment date and annual salary. The Employee List is correct and complete as of the date of the Employee List. No third party has asserted any claim or has any reasonable basis to assert any claim against ATS that either the continued employment by, or association with, ATS of any of the present officers or employees of, or consultants to, ATS contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

3.13 Environmental.

3.13.1 Environmental Laws. Except as set forth on Schedule 3.13 hereto, (a) ATS is and has been in compliance with all applicable Environmental Laws in effect on the date hereof; (b) ATS has not received any written communication that alleges that it is or was not in compliance with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with compliance in the future with all applicable Environmental Laws; (d) all Permits and other governmental authorizations currently held by ATS pursuant to the Environmental Laws are in full force and effect, ATS is in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by ATS for the conduct of its business on the date hereof; (e) such Permits will not be terminated or impaired or become terminable, in whole or in part, solely as a result of the transactions contemplated hereby; and (f) the management, handling, storage, transportation, treatment, and disposal by ATS of all Materials of Environmental Concern is and has been in compliance with all applicable Environmental Laws.

3.13.2 Environmental Claims. Except as set forth on Schedule 3.13 hereto, there is no Environmental Claim pending or, to the Knowledge of ATS, threatened, against or involving ATS or against any Person whose liability for any Environmental Claim ATS has or may have retained or assumed either contractually or by operation of law.

3.13.3 No Basis for Claims. Except as set forth on Schedule 3.13 hereto, there are no past or present actions or activities by ATS, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by ATS, that could reasonably form the basis of any Environmental Claim against ATS or against any Person whose liability for any Environmental Claim ATS may have retained or assumed either contractually or by operation of law, including, without limitation, the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, related to the premises at any time occupied by ATS. Without limiting the generality of the foregoing, except as set forth on Schedule 3.13 hereto, ATS has not received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of ATS, are any such notices, demands, requests for information or investigations threatened.

3.13.4 Disclosure of Information. ATS has made, and during the period between the date of this Agreement and the Closing Date will continue to make, available to Parent and Federal all environmental investigations, studies, audits, tests, reviews and other analyses conducted in relation to Environmental Laws or Materials of Environmental Concern pertaining to ATS or any property or facility now or previously owned, leased or operated by ATS that are in the possession, custody, or control of ATS.

3.13.5 Liens. To the Knowledge of ATS, no lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by ATS.

3.14 No Broker’s or Finder’s Fees. Except as provided for in Section 2.2.2, ATS has neither paid nor become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

3.15 Assets Other Than Real Property.

3.15.1 Title. ATS has good and marketable title to all of the tangible assets shown on the ATS Balance Sheet, and such title is in each case free and clear of any mortgage, pledge, lien, security interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) assets disposed of since the date of the ATS Balance Sheet in the ordinary course of business and in a manner consistent with past practices, (b) liabilities, obligations and Encumbrances reflected in the ATS Balance Sheet or otherwise in the ATS Financial Statements,

(c) Permitted Encumbrances, and (d) liabilities, obligations and Encumbrances set forth on Schedule 3.15 hereto. Each tangible asset of ATS that has a present value of $1,000.00 or more or that is otherwise material to the business of ATS is listed on Schedule 3.15.

3.15.2 Accounts Receivable. Except as set forth on Schedule 3.15 all receivables shown on the ATS Balance Sheet and all receivables accrued by ATS since the date of the ATS Balance Sheet, have been collected or are collectible in all material respects in the aggregate amount shown, less any allowances for doubtful accounts reflected therein, and, in the case of receivables arising since the date of the ATS Balance Sheet, any additional allowance in respect thereof is consistent with the allowance reflected in the ATS Balance Sheet.

3.15.3 Condition. All material facilities, equipment and personal property owned by ATS and regularly used in its business are in good operating condition and repair, ordinary wear and tear excepted, and all such wear and tear taken in the aggregate is not material to ATS and does not affect ATS’s obligations to perform under this Agreement.

3.16 Real Property.

3.16.1 ATS Real Property. ATS neither owns nor has owned any real property.

3.16.2 ATS Leases. Schedule 3.16 hereto lists all ATS Leases. Complete copies of the ATS Leases, and all material amendments thereto (which are identified on Schedule 3.16), have been made available by ATS to Parent. The ATS Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances) and no Encumbrances (except permitted Encumbrances) have been granted by or caused by the actions of ATS. The ATS Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.16, neither ATS nor, to the Knowledge of ATS, any other party to an ATS Lease, has committed a material breach or default under any ATS Lease, nor, to the Knowledge of ATS, has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default, nor, to the Knowledge of ATS, are there any facts or circumstances that would reasonably indicate that ATS is likely to be in material breach or default under any ATS Lease. Schedule 3.16 correctly identifies each ATS Lease the provisions of which would be materially and adversely affected by the transactions contemplated hereby and each ATS Lease that requires the consent of any third party in connection with the transactions contemplated hereby. No material construction, alteration or other leasehold improvement work with respect to the real property covered by any ATS Lease remains to be paid for or to be performed by ATS. Except as set forth on Schedule 3.16, no ATS Lease has an unexpired term which including any renewal or extensions of such term provided for in such ATS Lease could exceed ten years.

3.16.3 Condition. All buildings, structures, leasehold improvements and fixtures, or parts thereof, used by ATS in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted.

3.17 Agreements, Contracts and Commitments.

3.17.1 ATS Agreements. Except as set forth on Schedule 3.17 hereto or any other Schedule hereto, ATS is not a party to:

(a) any bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement;

(b) any employment agreement with any present employee, officer, director or consultant (or former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by ATS);

(c) any agreement for personal services or employment with a term of service or employment specified in the agreement or any agreement for personal services;

(d) any agreement of guarantee or indemnification in an amount that is material to ATS taken as a whole;

(e) any agreement or commitment containing a covenant limiting or purporting to limit the freedom of ATS to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease other than the ATS Leases under which ATS is lessee;

(g) any joint venture or profit-sharing agreement (other than with employees);

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit agreements providing for the extension of credit to ATS or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $25,000 or more;

(i) any license agreement, either as licensor or licensee, involving payments (including past payments) of $25,000 in the aggregate or more, or any distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material contract or commitment;

(j) any agreement granting exclusive rights to, or providing for the sale of, all or any portion of the ATS Proprietary Rights;

(k) any agreement or arrangement providing for the payment of any commission based on sales other than to employees of ATS;

(l) any agreement for the sale by ATS of materials, products, services or supplies that involves future payments to ATS of more than $25,000;

(m) any agreement for the purchase by ATS of any materials, equipment, services, or supplies, that either (i) involves a binding commitment by ATS to make future payments in excess of $25,000 and cannot be terminated by it without penalty upon less than three months’ notice or (ii) was not entered into in the ordinary course of business;

(n) any agreement or arrangement with any third party for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in the business of ATS;

(o) any agreement or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by ATS that involves future payments by ATS of more than $25,000;

(p) any agreement or commitment to which present or former directors, officers or Affiliates of ATS, or directors or officers of any Affiliate of any of the foregoing, are also parties;

(q) any agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by ATS of more than $25,000, other than the ATS Leases;

(r) any agreement not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of ATS; or

(s) any agreement that provides for any continuing or future obligation of ATS, actual or contingent, including but not limited to any continuing representation or warranty or any indemnification obligation that arose in connection with the disposition of any business or assets of ATS.

3.17.2 Validity. Except as set forth on Schedule 3.17, all contracts, leases, instruments, licenses and other agreements required to be set forth on Schedule 3.17 are valid and in full force and effect; neither ATS nor, to the Knowledge of ATS, any other party thereto, has breached any provision of, or defaulted under the terms of any such contract, lease, instrument, license or other agreement, except for any breaches or defaults that, in the aggregate, would not be expected to have an ATS Material Adverse Effect or have been cured or waived; and ATS has not received any “notice to cure” or a similar notice from any Governmental Entity requesting performance under any contract, instrument or other agreement between ATS and such Governmental Entity.

3.17.3 Third-Party Consents. Schedule 3.17 identifies each contract and other document set forth on Schedule 3.17 that requires the consent of a third party in connection with the transactions contemplated hereby.

3.18 Intellectual Property.

3.18.1 Right to Intellectual Property. Except as set forth on Schedule 3.18 hereto, ATS owns, or has perpetual, fully paid, worldwide rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of ATS as currently conducted (the “ATS Proprietary Rights”). The Commercial Software used in the business of ATS in each case has been acquired and used by ATS on the basis of and in accordance with a valid license from the manufacturer or a dealer authorized to distribute such Commercial Software. A complete list of the Commercial Software used in the business of ATS is set forth on Schedule 3.18. ATS is not in breach of any of the terms and conditions of any such license, and to the Knowledge of ATS, ATS has not been infringing upon any rights of any third parties in connection with its acquisition or use of the Commercial Software.

3.18.2 No Conflict. Set forth on Schedule 3.18 is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in ATS Proprietary Rights, specifying, where applicable, the jurisdictions in which each such ATS Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on Schedule 3.18, no software product currently marketed by ATS has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has ATS been requested to make any such registration. Set forth on Schedule 3.18 is a complete list of all domain names, Secure Socket Layer (SSL) certificates and other World Wide Web certificates owned by ATS, which list includes all domain names used by ATS in its business and respective registrars. Set forth on Schedule 3.18 is a complete list of all material licenses, sublicenses and other agreements as to which ATS is a party and pursuant to which ATS or any other Person is authorized to use any ATS Proprietary Right or trade secrets material to the business of ATS; such schedule includes the identity of all parties to such licenses, sublicenses and other agreements, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. ATS is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair ATS’s rights under such license, sublicense or agreement. Except as disclosed in this Article 3, the execution and delivery of this Agreement by ATS, and the consummation of the transactions contemplated hereby, will neither cause ATS to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except as set forth on Schedule 3.18, ATS is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all liens, claims and encumbrances), all rights included among the ATS Proprietary Rights, and ATS has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which ATS Proprietary Rights are being used or might reasonably be used. No claims with respect to ATS Proprietary Rights have been asserted or, to the Knowledge of ATS, are threatened by any Person nor are there any valid grounds for any bona fide claims (a) to the effect that the manufacture, sale, licensing or use of any of the products of ATS as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by ATS infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right, (b) against the use by ATS of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in ATS’s business as currently conducted or as proposed to be conducted, or (c) challenging the ownership by ATS, or the validity or effectiveness, of any of ATS Proprietary Rights. All material registered trademarks, service marks and copyrights held by ATS are valid and subsisting in the jurisdictions in which they have been filed. There is no material unauthorized use, infringement or misappropriation of any of ATS Proprietary Rights by any third party, including any employee or former employee of ATS. No ATS Proprietary Right or product of ATS is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use, licensing or transfer thereof by ATS. Except as set forth in Schedule 3.18, ATS has not entered into any agreement under which ATS is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. ATS’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the ATS Proprietary Rights.

3.18.3 Employee Agreements. Except as set forth on Schedule 3.18, each employee, officer and consultant of ATS has executed a document entitled “Non-Disclosure of Applied Technology Solutions Confidential Information” in substantially the form attached hereto as Exhibit 3.18. No employee, officer or consultant of ATS is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with ATS or any previous employer.

3.19 Insurance Contracts. Schedule 3.19 hereto lists all contracts of insurance and indemnity in force at the date hereof with respect to ATS. Such contracts of insurance and indemnity and those shown in other Schedules to this Agreement (collectively, the “ATS Insurance Contracts”) insure against such risks, and are in such amounts, as are appropriate and reasonable considering ATS’s property, business and operations. All of the ATS Insurance Contracts are in full force and effect, with no default thereunder by ATS which could permit the insurer to deny payment of claims thereunder. All premiums due and payable thereon have been paid and ATS has not received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under any of the ATS Insurance Contracts will not be available in the future on substantially the same terms as now in effect. ATS has not received or given a notice of cancellation with respect to any of the ATS Insurance Contracts.

3.20 Banking Relationships. Schedule 3.20 hereto shows the name, location and respective account number of each account, line of credit, or safe deposit box that ATS has with any bank or trust company and the names of all Persons authorized to draw thereon or to have access thereto.

3.21 No Contingent Liabilities. ATS has no contingent or conditional liabilities or obligations of any kind arising from or relating to any acquisition of a Subsidiary or line of business.

3.22 Absence of Certain Relationships. Except as set forth on Schedule 3.22, none of (a) ATS, (b) any executive officer of ATS, (c) any Stockholder, or (d) any member of the immediate family of the Persons listed in (a) through (c) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of ATS (other than holdings in publicly held companies of less than two percent (2%) of the outstanding capital stock of any such publicly held company).

3.23 Foreign Corrupt Practices. Neither ATS, nor any Affiliate of ATS, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action which would cause ATS to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. Neither ATS, nor any Affiliate of ATS, nor, to the Knowledge of ATS, any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of ATS or any Affiliate of ATS, or (iv) in violation of any law or regulation, or (b) established or maintained any fund or asset that has not been recorded in the books and records of ATS.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND FEDERAL

Parent and Federal, jointly and severally, represent and warrant to ATS as follows:

4.1 Corporate Status of Parent and Federal. Each of Parent and Federal is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

4.2 Authority for Agreement; Noncontravention.

4.2.1 Authority of Parent. Each of Parent and Federal has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Federal and no other corporate proceedings on the part of Parent or Federal are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the other agreements contemplated hereby to be signed by Parent or Federal have been duly executed and delivered by Parent and/or Federal, as the case may be, and constitute valid and binding obligations of Parent and/or Federal, as the case may be, enforceable against Parent and/or Federal in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created hereby and thereby are subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.2.2 No Conflict. Neither the execution and delivery of this Agreement by Parent or Federal, nor the performance by Parent or Federal of its obligations hereunder, nor the consummation by Parent or Federal of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the Certificate of Incorporation or by-laws of either Parent or Federal, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, charge or encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent, Federal or any of Parent’s other Subsidiaries is a party or by which any of them or any of their assets or properties is bound or which is applicable to any of them or any of their assets or properties. No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Federal or the consummation by Parent or Federal of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Parent Material Adverse Effect.

4.3 SEC Statements, Reports and Documents. Parent has filed all required forms, reports, statements and documents with the SEC since July 1, 1999. The documents so filed by Parent and available in the public records of the SEC include (a) its Annual Reports on Form 10-K for its fiscal years ended June 31, 2001 and June 31, 2002, respectively, (b) its Quarterly Report on Forms 10-Q for its fiscal quarter ended September 30, 2002, (c) all other forms, reports, statements and documents filed or required to be filed by it with the SEC since July 1, 1999, and (d) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (the documents referred to in clauses (a), (b), (c) and (d) being hereinafter referred to as the “Parent Reports”). The consolidated balance sheet of Parent and its subsidiaries at September 30, 2002 including the notes thereto is hereinafter referred to as the “Parent Balance Sheet.” Parent shall continue to cause all required forms, reports, statements and documents to be filed with the SEC and to cause such filings to be true and complete in all material respects, to and through the Closing.

4.4 Absence of Material Adverse Changes. Since the date of the Parent Balance Sheet, Parent has not suffered any Parent Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that would result in a Parent Material Adverse Effect.

Article 5

CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Business of ATS. Except as set forth on Schedule 5.1 hereto, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, ATS shall, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business relationships with it, to the end that ATS’s goodwill and ongoing business shall be unimpaired at the Closing Date, and (b) promptly notify Parent of any event or occurrence which will have or could reasonably be expected to have an ATS Material Adverse Effect. In addition, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, ATS shall not, except as set forth on Schedule 5.1 hereto or to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld):

(a) amend its charter documents or by-laws;

(b) declare or pay any dividends or distributions (except for a $278,435.70 distribution to Shareholders to cover the built-in gains tax from the Subchapter S election which ATS will make prior to the Closing) on its outstanding shares of capital stock or purchase, redeem or otherwise acquire for consideration any shares of its capital stock or other securities except in accordance with agreements existing as of the date hereof;

(c) issue or sell any shares of its capital stock (except pursuant to the exercise of the Alligood Option and the Walp Option), effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock;

(d) borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e) pay, discharge or satisfy any claim, obligation or Liability in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of obligations reflected on or reserved against in the ATS Balance Sheet, or incurred since the date of the ATS Balance Sheet in the ordinary course of business consistent with past practices or in connection with this transaction;

(f) except as required by applicable law, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of ATS, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of ATS, except in the ordinary course of business consistent with past practices;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent (5%) of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, and (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices;

(j) dispose of, permit to lapse, or otherwise fail to preserve its rights to use the ATS Proprietary Rights or enter into any settlement regarding the breach or infringement of, all or any part of the ATS Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have an ATS Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the ATS Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the transactions contemplated hereunder or that would have or could reasonably be expected to have an ATS Material Adverse Effect;

(m) amend in any material respect any agreement to which it is a party, the amendment of which will have or could reasonably be expected to have an ATS Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $25,000 or (ii) the waiver, release, transfer or lapse of which would have or could reasonably be expected to have an ATS Material Adverse Effect;

(o) take any action that would materially decrease ATS’s Net Worth;

(p) make any change in any method of accounting or accounting practice other than changes required to be made in order that ATS’s financial statements comply with GAAP; or

(q) agree, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2 Conduct of Business of Parent. Between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and Federal shall not, except to the extent that ATS shall otherwise consent in writing (such consent not to be unreasonably withheld), take any action that would materially impair Federal’s ability to pay the aggregate Purchase Price or otherwise to perform its obligations under this Agreement. Further, between the date of this Agreement and the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, Parent and Federal shall, except to the extent that ATS shall otherwise consent in writing (such consent not to be unreasonably withheld) promptly notify ATS and the Stockholders’ Representative of any event or occurrence which will have or could reasonably be expected to have an adverse effect on the ability of Federal and Parent to pay the aggregate Purchase Price and otherwise to perform their respective obligations hereunder.

Article 6

ADDITIONAL AGREEMENTS

6.1 Exclusivity and Failure to Complete Transaction

6.1.1 Exclusivity. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, neither of ATS nor any Stockholder will, directly or indirectly, through their respective affiliates, agents, officers and directors, directly or indirectly, solicit, initiate, or participate in discussions or negotiations or otherwise cooperate in any way with, or provide any information to, any Person or group concerning any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of shares of capital stock, or similar transaction involving ATS (all such transactions being referred to herein as “Acquisition Proposals”).

6.1.2 ATS’s Failure to Complete Transaction. Notwithstanding Section 6.1.1 in the event that ATS at any time after the date of the Letter of Intent and before the earlier of the Closing Date or the termination of this Agreement in accordance with Article 9 hereof, accepts an Acquisition Proposal from any Person other than Parent, or the board of directors of ATS fails, for any reason, to authorize the entering into this Agreement and the consummation of the transactions contemplated hereby, or the board of directors of ATS withdraws or modifies such authorization, Parent shall be entitled, providing that Parent is not in a material breach of any of its obligations hereunder, upon demand submitted in a form of a notice to ATS (the “Demand Notice”) to the payment of the sum of $150,000. ATS shall make such payment within ten (10) days of the receipt of the Demand Notice.

6.1.3 Parent’s and Federal’s Failure to Complete Transaction. In the event that Parent and Federal shall refuse to complete the transactions contemplated hereby on or before the Closing Date and, provided, that (a) this Agreement shall not have been sooner terminated pursuant to Section 9.1, (b) all of the closing conditions set forth in Sections 7.1 and 7.2 shall have been satisfied and (c) neither ATS nor the Stockholders shall be in material breach of any of their respective obligations hereunder, then upon a demand submitted in a form of a notice to Parent and Federal (the “ATS Demand Notice”), Federal shall pay to ATS the sum of $150,000. Federal shall make such payment within ten (10) days of the receipt of the ATS Demand Notice.

6.2 Expenses.

6.2.1 General. Except as provided in this Section 6.2, each party hereto shall be responsible for its own costs and expenses in connection with the Transaction, including fees and disbursements of consultants, brokers, finders, investment bankers and other financial advisors, counsel and accountants (“Expenses”).

6.2.2 Broker Fees. At the Closing, Federal shall pay $410,000, plus unpaid reimbursable expenses pursuant to the Financial Advisory Services Agreement between ATS and Broker to Broker, which amount shall be deducted from the Direct Payment due to the Stockholders at the Closing.

6.2.3 Attorney Fees. At the Closing, Federal shall pay $90,000 to ATS’s Counsel, which amount shall be deducted from the Direct Payment due the Stockholders at the Closing.

6.2.4 Accountant Fees. At the Closing, Federal shall pay $34,000 to ATS’s Accountant, which amount shall be deducted from the Direct Payment due the Stockholders at the Closing.

6.2.5 Uncovered Expenses. ATS and the Stockholders shall ensure that either: (a) any Expenses incurred by ATS or the Stockholders are paid at or before the Closing from the aggregate Purchase Price so that such Expenses do not continue to be or do not become the liability of ATS after the Closing or (b) provision is made for any such Expenses on ATS’s books for payment after the Closing (it being understood that in such event the Net Worth on the Closing Balance Sheet shall be reduced by any such Expenses).

6.3 Indemnification. Subject to the terms of this Section 6.3, from and after the Closing Date, Parent, Federal, ATS, each of their respective Subsidiaries and Affiliates and their respective directors, officers, employees, Affiliates, representatives, successor and assigns (collectively “Parent Indemnified Parties”) shall be entitled to payment and reimbursement from the Stockholders and their respective successors (the “Parent Indemnifying Parties”), jointly and severally, of the amount of any Loss suffered, incurred or paid by any Parent Indemnified Party (subject to subsection 6.3.3), by reason of, in whole or in part, (i) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by ATS in this Agreement or any Exhibits or Schedules hereto or the certificates delivered pursuant to this Agreement or (ii) any claim relating to a violation of obligations regarding non-competition, non-solicitation, confidentiality or the like in any agreement entered into prior to Closing by any person named on the Employee List that might arise out of the employment of any such person by any of ATS,

Parent, Federal or any of their respective Subsidiaries. Subject to the terms of this Section 6.3, from and after the Closing Date, the Stockholders and each of their respective successors (collectively the “Stockholder Indemnified Parties”) shall be entitled to payment and reimbursement from Parent, Federal and ATS (the “Stockholder Indemnifying Parties”) of the amount of Loss suffered, incurred or paid by any Stockholder Indemnified Party by reason of any breach of any representation or warranty made by Parent or Federal in this Agreement, the breach or nonperformance of any covenant or obligation to be performed by Parent, Federal hereunder (or ATS hereunder after the Closing Date) or under any agreement executed in connection herewith, or any matter arising out of the business of ATS after the Closing.

6.3.1 Claims for Indemnification. Upon obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), the party seeking indemnification hereunder, the Parent Indemnified Party or the Stockholder Indemnified Party, as the case may be (the “Indemnified Party”), shall promptly give written notice of such facts, claim or demand (“Notice of Claim”) to the party from whom indemnification is sought, the Parent Indemnifying Party or the Stockholder Indemnified Party, as the case may be (the “Indemnifying Party”). So long as the Notice of Claim is given by the Indemnified Party in the Claims Period specified in Section 6.3.4, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent that the Indemnifying Party has been prejudiced thereby.

6.3.2 Defense by Indemnifying Party. In the event of a claim or demand asserted by a third party (a “Third Party Claim”), the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to participate in the defense of such Third Party Claim. If the Indemnifying Party gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by the Indemnifying Party, which choice of counsel shall be subject to the reasonable satisfaction of the Indemnified Party; (b) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party. If, however, (y) no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter, that the Indemnifying Party is assuming the defense thereof, or (z) , the maximum liability under such Third Party Claim is greater than the available indemnification amount for the Indemnifying Party (after taking into account the amount of all other claims for which the Indemnifying Party may be or may be claimed to be liable and any limitations contained in Section 6.3.3 hereof), then the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.3 Limitation on Liability for Indemnity. The Parent Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 until the aggregate amount of all Losses suffered by the Parent Indemnified Parties exceed $150,000 (the “Parent Indemnity Deductible”) whereupon the Parent Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses. The Parent Indemnity Deductible shall be determined without regard to any materiality qualification contained in any representation or warranty.

(b) The Stockholder Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 until the aggregate amount of all Losses, suffered by the Stockholder Indemnified Parties exceeds $150,000 (the “Stockholder Indemnity Deductible”) whereupon the Stockholder Indemnified Parties shall be entitled to indemnification hereunder for the aggregate amount of all of such Losses. The Stockholder Indemnity Deductible shall be determined without regard to any materiality qualification contained in any representation or warranty.

(c) The aggregate liability of the Seller Indemnifying Parties for indemnification under this Section 6.3 shall not exceed $1,500,000. The aggregate liability of the Parent Indemnifying Parties for indemnification under this Section 6.3 shall not exceed $1,500,000. Provided that Parent and Federal are not otherwise in default of their obligations under Section 2.2 above, then to the extent that the amount then held in the Escrow is sufficient, the amount that a Parent Indemnified Party is entitled receive in indemnification hereunder, or such lesser amount as is then held in the Escrow, shall be released from the Escrow and paid to such Parent Indemnified Party in partial (if the amount then held in the Escrow is less than the amount such Parent Indemnified Party is entitled receive in indemnification hereunder ) or full satisfaction of the Parent Indemnifying Parties’ obligation hereunder, as the case may be.

6.3.4 Claims Period. Any claim for indemnification under this Section 6.3 must be asserted by written notice on or before the date that is 24 months after the Closing Date.

6.4 Access and Information. ATS shall afford to Parent, Federal, and to a reasonable number of their respective officers, employees, accountants, counsel and other authorized representatives full and complete access, upon reasonable advance telephone notice, during regular business hours, throughout the period prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, to ATS’s offices, properties, books and records, and ATS shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as to its business, customers, vendors and properties as Parent may from time to time reasonably request. Notwithstanding the foregoing, all visits to any office of ATS will be coordinated and conducted so as to not be disruptive to the operations of ATS and to preserve the confidentiality of the transactions contemplated hereby. In connection with the diligence investigation contemplated by Section 7.2.6, Parent and Federal may employ the services of a third party to provide document management and database services. As one of the last matters of the diligence investigation contemplated by Section 7.2.6, Parent and Federal shall be permitted to meet with ATS’s significant customers, provided however, that Parent and Federal agree that no such customer meetings shall be held without Carlson’s advance written approval of the meeting format, discussion items and timing, which approval shall not be unreasonably withheld. Parent and Federal also agree that the timing of access by Parent and Federal to ATS’s employees, in addition to Alligood, Carlson and Walp, shall be subject to Carlson’s prior written approval, which approval shall not be unreasonably withheld.

6.5 Public Disclosure. Except as otherwise required by law, the content and timing of any press release or other public disclosure of information regarding the proposed transaction (including the negotiations with respect to the Transaction and the terms and existence of this Agreement) shall be subject to the mutual approval of Carlson and Parent, which approval shall not be unreasonably withheld. ATS, the Stockholders and Parent agree that the non-disclosure obligations contained in Section 12 of the Letter of Intent shall remain in full force and effect in accordance with the terms thereof and hereof.

6.6 Further Assurances.

6.6.1 Generally. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any party, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated hereby. In case at any time any further action, including, without limitation, the obtaining of waivers and consents under any agreements, material contracts or leases and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper officers and directors or representatives of each party to this Agreement are hereby directed and authorized to use commercially reasonable efforts to effectuate all required action.

6.6.2 Novation of Contracts. Each party agrees to use commercially reasonable efforts to effect the novation of each contract with a Governmental Entity that may require novation under its terms or under applicable laws or regulations, and further agrees to provide all documentation necessary to effect each such novation, including, without limitation, all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required by Part 42 of the Federal Acquisition Regulation to effect a novation of any contract with the Government of the United States. In particular and without limiting the generality of the foregoing, ATS shall continue to communicate with responsible officers of the Government of the United States from time to time as may be appropriate and permissible, to request speedy action on any and all requests for consent to novation.

6.7 Certain Tax Matters.

6.7.1 338(h)(10) Election. ATS and the Stockholders will join with Federal in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Shares hereunder (a “Section 338(h)(10) Election”). Each Stockholder will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his or her Tax Returns to the extent required by applicable law. Stockholders shall also pay any Tax imposed on ATS attributable to the making of the 338(h)(10) Election, including (i) any Tax imposed under Code section 1374, (ii) any Tax imposed under Treas. Reg. section 1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on ATS’s gain, and Stockholders shall indemnify Federal against any Losses arising out of any failure to pay any such Taxes.

6.7.2 Allocation of Purchase Price. Federal, the Stockholders and ATS agree that the Purchase Price and the liabilities of ATS (plus other relevant items) will be allocated to the assets of ATS for all purposes (including Tax and financial accounting purposes) in a manner consistent with an allocation schedule to be prepared by Parent after the Closing. Federal shall prepare such allocation schedule in accordance with Temporary Treasury Regulation section 1.338(b)-2T(b) (T.cdD. 8711, January 9, 1997). Such allocation schedule shall be subject to approval by the Stockholders’ Representative, which approval shall not be unreasonably withheld. Federal, ATS and the Stockholders will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the approved allocation schedule.

6.7.3 S Corporation Status. ATS and the Stockholders will not revoke ATS’s election to be taxed as an S corporation within the meaning of Code sections 1361 and 1362. ATS and the Stockholders will not take or allow any action other than the sale of ATS’s stock pursuant to this Agreement that would result in the termination of ATS’s status as a validly electing S corporation within the meaning of Code sections 1361 and 1362.

6.7.4 Tax Periods Ending on or before the Closing Date. The Stockholders shall at their expense prepare or cause to be prepared and file or cause to be filed (and Federal shall cooperate to the extent necessary in such preparation and filing) all income Tax Returns (including any amended Tax Returns) for ATS for all periods ending on or prior to the Closing Date that are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practice of ATS. Such Tax Returns shall be subject to the approval of Federal, not to be unreasonably withheld. To the extent permitted by applicable law, each Stockholder shall include any income, gain, loss, deduction or other tax items for such periods on the Stockholder’s Tax Return in a manner consistent with the Schedule K-1s furnished by ATS to the Stockholder for such periods. The Stockholders shall pay Federal for all Taxes of ATS with respect to such periods within fifteen (15) days after payment by Federal of such Taxes.

6.7.5 Cooperation on Tax Matters.

(a) Parent, Federal, ATS and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ATS and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to ATS relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Federal or the Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, ATS or the Stockholders, as the case may be, shall allow the other to take possession of such books and records.

(b) Federal and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Federal and the Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.7.6 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving ATS shall be terminated as of the Closing Date and, after the Closing Date, ATS shall not be bound thereby or have any liability thereunder.

6.7.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of ATS Common Stock, and any transfer or similar tax imposed by any governmental authority), shall be paid by the Stockholders when due, and each Stockholder will, at his or her own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Federal will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

6.8 Notification

6.8.1 By ATS. From the date hereof until the Closing Date, ATS shall promptly disclose to Parent and Federal in writing any material variances from the representations and warranties contained in Article 3 promptly upon discovery thereof, in the form of “Updated Schedules” delivered to Parent and Federal.

6.8.2 By Parent and Federal. From the date hereof until the Closing Date, Parent and Federal shall promptly disclose to ATS in writing any material variances from Parent and Federal representations and warranties contained in Article 4. In addition, Parent agrees to notify ATS promptly if Parent decides, based upon the results of the diligence investigation contemplated by Section 7.2.6, that Parent and Federal are no longer interested in purchasing all of the Shares upon the terms and conditions set forth in this Agreement. Parent further agrees that from time to time and at any time from the date hereof until the Closing Date, ATS may request in writing that Parent confirm in writing, within the earlier of (i) 3 business days after receipt by Parent’s CEO of such request or (ii) 6 business days after Parent’s receipt of such request, that Parent then has no reason to conclude that the condition to Closing set forth in Section 7.2.6 will not be fulfilled at or prior to the Closing.

6.9 Exercise of Alligood and Walp Options

6.9.1 Alligood Option. Alligood hereby agrees to exercise fully the Alligood Option at Closing and authorizes Federal (i) to withhold from the amounts payable to Alligood pursuant to this Agreement the total exercise price payable upon exercise of the Alligood Option and any and all sums required to satisfy the federal, state, local and foreign tax withholding obligations of ATS, if any, which arise in connection with the Alligood Option, including, without limitation, obligations arising upon the exercise of the Alligood Option (together, the “Alligood Withholdings”) and (ii) to pay on her behalf such Alligood Withholdings over to ATS to satisfy her obligation to pay to ATS such exercise price and to satisfy ATS’s tax withholding obligations, which amount ATS shall pay to the appropriate tax authority.

6.9.2 Walp Option. Walp hereby agrees to exercise fully the Walp Option at Closing and authorizes Federal (i) to withhold from the amounts otherwise payable to Walp pursuant to this Agreement the total exercise price payable upon exercise of the Walp Option and any and all sums required to satisfy the federal, state, local and foreign tax withholding obligations of ATS, if any, which arise in connection with the Walp Option, including, without limitation, obligations arising upon the exercise of the Walp Option (together, the “Walp Withholdings”) and (ii) to pay on his behalf such Walp Withholdings over to ATS to satisfy his obligation to pay to ATS such exercise price and to satisfy ATS’s tax withholding obligations, which amount ATS shall pay to the appropriate tax authority.

Article 7

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the party for whose benefit such condition is imposed:

7.1.1 No Illegality. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state, federal or other (including foreign) government agency since the date of this Agreement that would prohibit or materially restrict the Transaction or any other material transaction contemplated hereby.

7.1.2 Government Consents. Other than contract novations referenced in Section 6.6.2 hereof, all filings with and notifications to, and all approvals and authorizations of, third parties (including, without limitation, Governmental Entities) required for the consummation of the Transaction and the other material transactions contemplated hereby shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.3 No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the

Transaction contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

7.1.4 Escrow Agreement. Each of the parties hereto, together with the Escrow Agent, shall have entered into the Escrow Agreement.

7.1.5 Paying Agent Agreement. Each of the parties thereto shall have entered into the Paying Agent Agreement.

7.2 Conditions Precedent to Obligation of Parent and Federal to Consummate the Transaction. The obligation of Parent and Federal to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Parent or Federal prior to Closing:

7.2.1 Representations and Warranties. The representations and warranties of ATS contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except, in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had, nor reasonably would be expected to have, an ATS Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Schedules made or purported to have been made after execution of this Agreement, including the Updated Schedules, shall be disregarded); and ATS and the Stockholders shall have delivered to Parent a certificate to that effect, dated the Closing Date and signed on behalf of ATS by the President, Treasurer, and Secretary of ATS as well as by Stockholders in their respective individual capacities.

7.2.2 Agreements and Covenants. ATS shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and ATS and the Stockholders shall have delivered to Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of ATS by the President, Treasurer, and Secretary of ATS as well as by Stockholders in their respective individual capacities.

7.2.3 Legal Opinion. Parent and Federal shall have received an opinion from Squire, Sanders & Dempsey LLP, counsel to ATS, in substantially the form attached hereto as Exhibit B.

7.2.4 Closing Documents. ATS and the Stockholders shall have delivered to Parent the closing certificate described hereafter in this paragraph and such closing documents as the Parent shall reasonably request (other than additional opinions of counsel), including a good standing certificate from Virginia with respect to ATS. The closing certificate, dated as of the

Closing Date, duly executed by ATS’s President, Treasurer, and Secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of ATS in connection herewith, (b) the resolutions adopted by the board of directors of ATS authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the charter documents and by-laws of ATS.

7.2.5 Third Party Consents. All third party consents or approvals listed in Schedule 7.2.5 hereto shall have been obtained by ATS and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

7.2.6 Diligence Review. Parent and its accountants and attorneys shall have conducted a diligence investigation of all matters related to the business of ATS deemed relevant by Parent or its accountants and attorneys to such diligence investigation, and the results of such diligence investigation shall have been satisfactory to Parent in its sole discretion.

7.2.7 Consulting, Non-Compete, Non-Solicitation, and Non-Disturbance Agreement. Federal shall have entered into a Consulting, Non-Compete, Non-Solicitation, and Non-Disturbance Agreement with Carlson in substantially the form of Exhibit C.

7.2.8 Employment Agreements. Federal shall have entered into an employment agreement with Alligood in substantially the Form of Exhibit D and, with Walp in substantially the form of Exhibit E; as well as Employment Agreements in substantially the form of Exhibit F with Shanta Sims, Tony Jones and at least 95% of the other direct billable, full and part time, persons listed on the Employee List, excluding such persons who are on LWOP or are corporate administrative staff.

7.2.9 Updated Employee List. ATS shall have delivered to Federal a list dated as of the Closing Date containing the name of each person then employed by ATS and each such employee’s position and annual salary.

7.2.10 Material Adverse Effect. Since the date of this Agreement, ATS shall not have suffered an ATS Material Adverse Effect, it being understood for the purpose of this Section 7.2.10 that conditions that generally affect the industries in which ATS participates or the economy of the United States as a whole resulting from the initiation of hostilities between Iraq and the United States (including without limitation a correction in the public stock markets or a general loss of consumer confidence) shall neither constitute nor be taken into account in determining whether there has occurred an ATS Material Adverse Effect, provided, however, that an adverse change in the financial or legal condition, business or prospects of ATS that results from the initiation of hostilities between Iraq and the United States and is specific to ATS (including without limitation the actual or threatened cancellation or reduction of a program) may be taken into account in determining whether there has occurred an ATS Material Adverse Effect.

7.2.11 No Outstanding Options, Warrants, etc.. There shall be no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating ATS to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock.

7.2.12 Broker Agreement. The Stockholders will, prior to Closing, cause the Financial Advisory Services Agreement dated August 28, 2002, between ATS and Broker to be modified to provide that: (1) the Stockholders will assume all rights and obligations of ATS under the Financial Advisory Services Agreement in the form of a novation, and (2) Broker shall release ATS from any and all liability of any kind associated with the Financial Advisory Services Agreement. Said modification shall be in a form satisfactory to Parent in its sole discretion.

7.3 Conditions to Obligations of ATS and the Stockholders to Consummate the Transaction . The obligation of ATS and the Stockholders to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by ATS or the Stockholders’ Representative prior to Closing:

7.3.1 Representations and Warranties. The representations and warranties of Parent and Federal contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, except in all such cases, for such breaches, inaccuracies or omissions of such representations and warranties which have neither had nor reasonably would be expected to have a Parent Material Adverse Effect; and Parent shall have delivered to ATS a certificate to that effect, dated the date of the Closing and signed on behalf of Parent by the President and Chief Financial Officer of Parent.

7.3.2 Agreements and Covenants. Parent and Federal shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Parent shall have delivered to ATS a certificate to that effect, dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent.

7.3.3 Legal Opinion. ATS shall have received an opinion from Parent in substantially the form attached hereto as Exhibit G.

7.3.4 Closing Documents. Parent and Federal shall have delivered to ATS closing certificates of Parent and Federal and such other closing documents as ATS shall reasonably request (other than additional opinions of counsel). Each of the closing certificates of Parent and Federal, dated as of the Closing Date, duly executed by the secretary of Parent and Federal, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Parent and Federal in connection herewith, (b) the resolutions adopted by the board of directors of Parent and Federal authorizing and approving the execution, delivery and performance of this

Agreement and the other documents executed in connection herewith and the consummation of the transactions contemplated hereby and thereby and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect, and (c) the Certificate of Incorporation and By-Laws of Parent and Certificate of Incorporation and By-Laws of Federal as currently in effect.

7.3.5 Material Adverse Effect. Since the date of this Agreement, Parent shall not have suffered a Parent Material Adverse Effect, it being understood for the purpose of this Section 7.3.5 that conditions that generally affect the industries in which Parent participates or the economy of the United States as a whole resulting from the initiation of hostilities between Iraq and the United States (including without limitation a correction in the public stock markets or a general loss of consumer confidence) shall neither constitute nor be taken into account in determining whether there has occurred an Parent Material Adverse Effect, provided, however, that an adverse change in the financial or legal condition, business or prospects of Parent that results from the initiation of hostilities between Iraq and the United States and is specific to Parent (including without limitation the actual or threatened cancellation or reduction of a program) may be taken into account in determining whether there has occurred an Parent Material Adverse Effect.

7.3.6 Payment of Purchase Price. Parent shall have tendered the aggregate Purchase Price to the Stockholders pursuant to the provisions of Section 2.2.2 hereof and shall have delivered the Escrow Payment to the Escrow Agent pursuant to the provisions of Section 2.2.3 hereof.

7.3.7 Termination of 401(k) Plan ATS shall, at its expense, terminate the Applied Technology Solutions of Virginia 401(k) Plan (the “ATS 401(k) Plan”) prior to the Closing Date, by resolution adopted by the Board of Directors of ATS, on terms acceptable to Parent; and shall simultaneously amend the ATS 401(k) Plan to the extent necessary to comply with all applicable laws, including the so-called “GUST” and “EGTRRA” legislation, to the extent not previously amended. Said termination shall provide that all participants in the ATS 401(k) Plan shall be fully vested in their account balances under said Plan. ATS shall further notify participants in the ATS 401(k) of its termination prior to the Closing Date.

Article 8

SURVIVAL OF REPRESENTATIONS

8.1 ATS’s Representations. All representations and warranties made by ATS and the Stockholders in this Agreement, or any certificate or other writing delivered by ATS or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent and shall terminate on the date which is 24 months after the Closing Date (except that Indemnified Party claims pending on such date continue until resolved). The covenants made by ATS or the Stockholders in this Agreement or any certificate or other writing delivered by ATS or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Parent.

8.2 Parent’s Representations. All representations and warranties made by Parent and Federal in this Agreement or any certificate or other writing delivered by Parent, Federal or any of their respective Affiliates pursuant hereto or in connection herewith shall terminate at the Closing. The covenants made by Parent or Federal in this Agreement or any certificate or other writing delivered by Parent or Federal or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of ATS or the Stockholders.

Article 9

OTHER PROVISIONS

9.1 Termination Events. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date, provided however that upon any such termination the obligations of the Parties under the Non-Disclosure Agreement dated January 31, 2003, shall continue in full force and effect in accordance with the terms of the Letter of Intent and Non-Disclosure Agreement, as if set forth in full in this Agreement:

(a) by mutual written consent of Parent and ATS;

(b) by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of ATS or any Stockholder and such breach has not been cured within ten business days after written notice to ATS (provided, that neither Parent nor Federal is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.2.1 or Section 7.2.2 hereof, as the case may be, will not be satisfied;

(c) by Parent, if ATS, its board of directors or any Stockholder shall have (i) withdrawn, modified or amended in any material respect the approval of this Agreement or the transactions contemplated herein, or (ii) taken any public position inconsistent with its approval or recommendation, including, without limitation, having failed (without the consent of Parent) after a reasonable period of time to reject or disapprove any Acquisition Proposal (or after a reasonable period of time to recommend to its shareholders such rejection or disapproval), and in that event ATS shall pay to Parent the amount specified in Section 6.1.2, provided that neither Parent nor Federal is in material breach of the terms of this Agreement;

(d) by ATS, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Federal and such breach has not been cured within ten business days after written notice to Parent (provided, that ATS is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3.1 or Section 7.3.2 hereof, as the case may be, will not be satisfied, and in that event Parent shall pay to ATS the amount specified in Section 6.1.3, provided that neither ATS nor any Stockholder is in material breach of the terms of this Agreement;

(e) by ATS, if ATS accepts an Acquisition Proposal for any reason, including pursuant to a good-faith determination by its board of directors, after consulting with counsel, that not to accept the Acquisition Proposal would constitute a breach of the directors’ fiduciary duty under the law of the Commonwealth of Virginia; provided, however, that in that event ATS shall, providing that neither Parent nor Federal is in material breach of the terms of this Agreement, pay to Parent the amount pursuant to Section 6.1.2;

(f) by ATS, if Parent (i) notifies ATS pursuant to Section 6.8.2 that Parent and Federal are no longer interested in purchasing all of the Shares upon the terms and conditions set forth in this Agreement or (ii) fails to confirm in writing pursuant to Section 6.8.2 that Parent then has no reason to conclude that the condition to Closing set forth in Section 7.2.6 will not be fulfilled at or prior to the Closing;

(g) by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transaction; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity which would make consummation of the Transaction illegal or which would prohibit Parent’s or Federal’s ownership or operation of all or a material portion of the stock or assets of ATS, or compel Parent or Federal to dispose of or hold separate all or a material portion of the business or assets of ATS or Parent or Federal as a result of the Transaction; or

(h) by any party hereto if the Transaction shall not have been consummated by March 31, 2003 , provided that the right to terminate this Agreement under this Section 9.1(h) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or on the third business day following the date on which so mailed or sent:

To Parent and Federal:

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

Attention: Dr. J. P. London, Chairman

with copies to:

Jeffrey P. Elefante

Executive Vice President, General Counsel and Secretary

CACI International Inc

1100 North Glebe Road

Arlington, VA 22201

and

David W. Walker

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

To ATS:

Carol Carlson

President

Applied Technology Solutions of Northern VA, Inc.

1452 Dolley Madison Boulevard, Suite 310

McLean, VA 22101

with a copy to:

Robert E. Gregg

Squire, Sanders & Dempsey LLP

8000 Towers Crescent Drive, 14th Floor

Tysons Corner, VA 22182

To any Stockholder or the Stockholders’ Representative: at the addresses set forth on Schedule 9.2.

9.3 Entire Agreement. Unless otherwise herein specifically provided, this Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Letter of Intent but excluding the Non-Disclosure Agreement dated January 31, 2003. Each party hereto acknowledges that, in entering this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements among the parties contemplated by or referred to herein.

9.4 Assignability. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto.

9.5 Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.6 Specific Performance. The parties hereto acknowledge that damages alone may not adequately compensate a party for violation by another party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under applicable law, any party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other party hereunder, including the right to enforce specifically the terms of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7 Governing Law This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without regard to its principles of conflicts of laws.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement under seal as of the date first above written.

CACI International Inc

By:

Title:

CACI, INC.-FEDERAL

By:
Title:

Applied Technology Solutions of Northern VA, Inc.

By:
Carol Carlson, President

Carol Carlson, as the Stockholders’ Representative

Carol Carlson (individually)

Donna K. Alligood

Robert D. Walp

List of Exhibits and Schedules

Exhibit	Description
A	Escrow Agreement
B	Form of Opinion of ATS’s Counsel
C	Form of Non-Compete, Non-Solicitation, and Non-Disturbance Agreements
D	Form of Employment Agreement (Alligood)
E	Form of Employment Agreement (Walp)
F	Form of Parent Employment Agreements
G	Form of Opinion of Counsel to CACI International Inc
H	Form of Paying Agent Agreement
I	Schedule of Liens
3.18	Form of Confidentiality and Non-Competition Agreement

Schedule	Description

2.2.1	Allocation of Purchase Price
3.1	Corporate Status of ATS
3.2	Options and Convertible Securities of ATS
3.4	No Conflict
3.6	Absence of Material Adverse Changes
3.7	Absence of Undisclosed Liabilities
3.8	Compliance with Applicable Law, Charter and By-Laws
3.9	Litigation and Audits
3.10	Tax Returns; Basis of Assets
3.10.5	Tax Basis
3.11	Employee Benefit Plans.
3.12	Labor Relations
3.13	Environmental.
3.15	Assets Other Than Real Property.
3.16	Real Property Leases
3.17	Agreements, Contracts and Commitments.
3.18	Intellectual Property.
3.19	Insurance Contracts
3.20	Banking Relationships
3.22	Absence of Certain Relationships
5.1	Conduct of Business of ATS
7.2.5	Third Party Consents
9.2	List of ATS Stockholders and Allocations